EXHIBIT 99.1


FOR IMMEDIATE RELEASE:


             Avado Brands in Full Compliance With All Debt Covenants


     MADISON, Ga., May 6 -- Avado Brands, Inc. (OTC Bulletin Board: AVDO) today announced that it was in full compliance with all of its debt covenants.

     In a press release issued on May 5, certain holders of Avado's 9 3/4% Senior Notes asserted that Avado was in technical violation of the terms of the
Note Indenture. The release, however, acknowledged that Avado is current on all its principal and interest obligations under the notes.

     "Avado is in full compliance with all the terms and covenants of its secured and unsecured debt," said Louis J. (Dusty) Profumo, Avado Brands Chief Financial Officer and Treasurer. "As we announced yesterday in our earnings conference call, Avado fully expects to pay the next interest obligations on its notes due in June 2003, and further expects to remain in full compliance with all other terms and covenants of our secured and unsecured debt."

     The noteholders' press release acknowledged that certain loans to the Chairman have been fully disclosed in the Company's securities filings. Furthermore, all current loans and loan amendments were carefully considered, reviewed and approved by an independent Special Committee of outside Directors of the Board. The Special Committee also received independent outside legal counsel regarding the agreements and amendments and determined their actions to be in the best interests of all stakeholders.

     "It is unfortunate that the noteholders referred to in the press release misconstrued what occurred," Profumo added. "We regret that this group of noteholders declined our suggestion to meet following our shareholders' meeting and the filing of our first quarter 10-Q, a time when we could have a full discussion on information disclosed publicly to all our stakeholders." The company will hold its Annual Meeting of Shareholders on May 7.

     "We are encouraged by the stability of Don Pablo's, improving sales trends at our Hops restaurants and the results of our debt reduction program, which give clear reasons for our enthusiasm about Avado's future," said Tom E. DuPree, Jr., Avado Brands Chairman and Chief Executive Officer.

     Avado Brands owns and operates two proprietary brands, comprised of 111 Don Pablo's Mexican Kitchens and 65 Hops Restaurant Bar Breweries. Additionally, the Company operates two Canyon Cafe restaurants, which are held for sale.

     Statements contained in the press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those anticipated. Factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the Company's prospects in general are described in Exhibit 99.1 to the Company's Form 10-Q for the fiscal quarter ended April 2, 2000, and the Company's other filings with the Securities and Exchange Commission.